FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of October 31, 2016, to the Transfer Agent Servicing Agreement, dated as of August 1, 2014 (the “Agreement”), is entered into by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the FundX Sustainable Impact Fund to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized and approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FUNDX INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Printed Name: _____________________	Printed Name: Michael R. McVoy

Title:_____________________________	Title: Executive Vice President

Amended Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of FundX Investment Trust

Name of Series
FundX Upgrader Fund
FundX Flexible Income Fund
FundX Conservative Upgrader Fund
FundX Aggressive Upgrader Fund
FundX Tactical Upgrader Fund
FundX Flexible Total Return Fund
FundX Sustainable Impact Fund